Exhibit 10.3

VIACOM INC.

2006 LONG-TERM MANAGEMENT INCENTIVE PLAN

(AMENDED AND RESTATED ON APRIL 12, 2007 AND DECEMBER 2, 2008)

Terms and Conditions of Performance Restricted Share Units

ARTICLE I

TERMS OF PERFORMANCE RESTRICTED SHARE UNITS

Section 1.1       Grant of Performance Restricted Share Units.  The Performance Restricted Share Units (the “PRSUs”) have been awarded to the Participant subject to the terms and conditions set forth in (A) the confirmation for the grant of PRSUs provided to the Participant (the “PRSU Certificate”) and the Terms and Conditions contained herein (collectively with the PRSU Certificate, the “Certificate”) and (B) the Plan, the terms of which are hereby incorporated by reference. A copy of the Plan, as well as a Prospectus dated June 8, 2010, are being provided simultaneously on-line or attached hereto. Capitalized terms that are not otherwise defined herein have the meanings assigned to them in the Plan.

Section 1.2       PSRUs Generally.  PRSUs are notional units of measurement and represent the right to receive a number of shares of Class B Common Stock over four Performance Periods determined on the basis of the performance metrics set forth in this Certificate.

Section 1.3       Terms of PRSUs.

(a)  Target PRSU Award.   The target number of shares of Class B Common Stock to be delivered in respect of each Performance Period shall be as indicated on the PRSU Certificate (the “Target PRSU Award”).

(b)  Current Achievement Percentage.    For each Performance Period, a single “Current Achievement Percentage” shall be calculated as follows:

   i.          The Company’s achievement of Operating Income for the relevant Performance Period will be compared to the Operating Income goals established for that Performance Period under the Senior Executive STIP, with the ratio resulting from such comparison expressed as a percentage (the “Operating Income Performance Ratio”);

   ii.         The Company’s achievement of Free Cash Flow for the relevant Performance Period will be compared to the Free Cash Flow goals for that Performance Period under the Senior Executive STIP, with the ratio resulting from such comparison expressed as a percentage (the “FCF Performance Ratio”);

   iii.        In no event may a percentage ratio determined pursuant clause (i) or (ii) above exceed 200%; and

   iv.        To determine the Current Achievement Percentage for the relevant Performance Period, the percentage ratios determined pursuant to the foregoing clauses (i), (ii) and (iii) will be weighted (x) 75% in the case of the Operating Income Performance Ratio and (y) 25% in the case of the FCF Performance Ratio.

For example, if for a given Performance Period, the Operating Income Performance Ratio is 120%, and the FCF Performance Ratio is 80%, the Current Achievement Percentage will be [(.75 x 120%) + (.25 x 80%)] = 110%.

Operating Income and Free Cash Flow achieved during any Performance Period will be determined in the same manner as these metrics are determined for purposes of the Senior Executive STIP for that Performance Period. If for any Performance Period the Committee does not establish Operating Income and/or Free Cash Flow goals under the Senior Executive STIP, then the Committee shall establish such goals for purposes of the PRSUs no later than 90 days after the start of the relevant Performance Period, and all references in this Section 1.3(b) to performance goals established for the Performance Period under the Senior Executive STIP shall be understood as references to the performance goals so established by the Committee.

(c) Cumulative Achievement Parentage. For each Performance Period, a single “Cumulative Achievement Percentage” shall be calculated and shall be the average of the Current Achievement Percentage for that Performance Period and any prior Performance Periods. The Cumulative Achievement Percentage shall be used to calculate the number of shares of Class B Common Stock that the Participant will receive, in accordance with the following schedule:

Schedule
• If the Cumulative Achievement Percentage is 75%, the number of shares of Class B Common Stock to be delivered under the award will be 75% of the Target PRSU Award
• If the Cumulative Achievement Percentage is 100%, the number of shares of Class B Common Stock to be delivered under the award will be 100% of the Target PRSU Award
• If the Cumulative Achievement Percentage is 125% or more, the number of shares of Class B Common Stock to be delivered under the award will be 125% of the Target PRSU Award

For achievement at an intermediate point between 75% and 100%, and between 100% and 125%, the number of shares of Class B Common Stock to be delivered will be interpolated on a straight-line basis between the respective numbers of shares to be delivered at such percentages. Notwithstanding the foregoing, the minimum number of shares of Class B Common Stock that may be delivered to the Participant following the conclusion of any Performance Period shall be 75% of the Target PRSU Award, and the maximum number of shares of Class B Common Stock that may be delivered to the Participant following the conclusion of any Performance Period shall be 125% of the Target PRSU Award.

As a consequence of the utilization of the Cumulative Achievement Percentage, the Company’s performance during each Performance Period (other than Year Four) will partially determine the number of shares of Class B Common Stock delivered after the end of each subsequent Performance Period. This effect is illustrated as follows:

•	Number of shares of Class B Common Stock to be delivered after the end of Year One = Current Achievement Percentage for Year One x Target PRSU Award;

•

Number of shares of Class B Common Stock to be delivered after the end of Year Two = [0.50 x Current Achievement Percentage for Year One x Target PRSU Award] + [0.50 x Current Achievement Percentage for Year Two x Target PRSU Award];

•

Number of shares of Class B Common Stock to be delivered after the end of Year Three = [0.33 x Current Achievement Percentage for Year One x Target PRSU Award] + [0.33 x Current Achievement Percentage for Year Two x Target PRSU Award] + [0.33 x Current Achievement Percentage for Year Three x Target PRSU Award]; and

•

Number of shares of Class B Common Stock to be delivered after the end of Year Four = [0.25 x Current Achievement Percentage for Year One x Target PRSU Award] + [0.25 x Current Achievement Percentage for Year Two x Target PRSU Award] + [0.25 x Current Achievement Percentage for Year Three x Target PRSU Award] + [0.25 x Current Achievement Percentage for Year Four x Target PRSU Award];

provided, however, that the number of shares of Class B Common Stock to be delivered following the conclusion of any Performance Period shall not be less than 75% of the Target PRSU Award or more than 125% of the Target PRSU Award.

  (d) Settlement and Delivery.  Provided that the Participant is employed on the last day of the applicable Performance Period, the Compensation Committee shall certify and deliver to the Participant the number of shares of Class B Common Stock determined pursuant to Section 1.3(c) promptly after the end of the Performance Period but in no event later than the last day of the second month following the end of such Performance Period. Shares of Class B Common Stock delivered upon settlement of the PRSUs shall be fully vested and nonforfeitable and registered on Form S-8 or a different registration statement of similar import. The Participant may elect to satisfy required tax withholding in respect of the delivery of such shares of Class B Common Stock by having the Company withhold from such delivery shares having a fair market value equal to the amount of the required withholding.

  (e) Dividend Equivalents.  If the Company pays a dividend or makes another distribution on the Class B Common Stock, the Participant will be credited with cash dividend equivalents with respect to each Target PRSU Award then outstanding in an amount equal to the amount of the dividend or other distribution that would have been paid on a number of shares of Class B Common Stock corresponding to such Target PRSU Awards. The Company will credit such dividend equivalents when it pays the corresponding dividend or makes such other distribution on the Class B Common Stock. Dividend equivalents will vest and be paid at the same time as the PRSUs to which they relate, and the amount paid to the Participant will be based on the number of PRSUs that actually convert to shares of Class B Common Stock, provided that such dividend equivalents will be canceled to the extent that application of the Cumulative Achievement Percentage for a given Performance Period results in the Participant earning less than the Target PRSU Award for that Performance Period, and will be increased to the extent that the Cumulative Achievement Percentage of a given performance Period results in the Participant earning more than the Target PRSU Award for that Performance Period. (For example, if the Participant earns 80% of the Target PRSU Award for a Performance Period, 20% of the dividend equivalents credited on the Target PRSU Award for such Performance Period will be canceled.) Anything to the contrary herein notwithstanding, if any of the Participant’s Target PRSU Awards are canceled before the end of the relevant Performance Period, all dividend equivalents credited in respect of such Target PRSU Award will be canceled. The decision to pay a dividend and, if so, the amount of any such dividend, is determined by the Company in its sole discretion. No dividend equivalents will be paid to the Participant on any canceled PRSUs.

  (f)  Disability, Death, Termination of Employment.  Upon any of the following events:

i.          the Participant’s receipt of benefits under the Company’s Long-Term Disability program;

ii.         the termination of the Participant’s employment with the Company and its Subsidiaries by reason of death;

iii.        the Company’s termination of the Participant’s employment without Cause; or

iv.        the Participant’s resignation from employment with the Company and its Subsidiaries for Good Reason;

then, in any such event, all of the Participant’s unvested Target PRSU Awards will vest and be settled as promptly as administratively practicable, and in any event within 60 days, after the date of the Participant’s “separation from service” within the meaning of Section 409A; provided, however, that if, at the time of the Participant’s separation from service, the Participant is a “specified employee” as determined by the Company, then to the extent that any settlement provided for pursuant to clauses (i) through (iii) of this Section 1.3(f) constitutes payment of an amount of deferred compensation for purposes of Section 409A and is considered to be owed to the Participant by virtue of his separation from service, such settlement shall be delayed until the Permissible Payment Date to the extent required by Section 409A. Except as otherwise provided in this Section 1.3(f), if the Participant’s employment terminates for any reason before the end of a Performance Period, the Target PRSU Award for that Performance Period and all subsequent Performance Periods, and all dividend equivalents credited in respect thereof, will be canceled in full, and the Participant shall have no further rights therein.

ARTICLE II

EFFECT OF CERTAIN CORPORATE CHANGES

 In the event of a merger, consolidation, stock split, reverse stock split, dividend, distribution, combination, reclassification, reorganization, split-up, spin-off or recapitalization that changes the character or amount of the Class B Common Stock or any other changes in the corporate structure, equity securities or capital structure of the Company, the Committee shall make such adjustments, if any, to the number and kind of securities subject to the PRSUs, as it deems appropriate. The Committee may, in its sole discretion, also make such other adjustments as it deems appropriate in order to preserve the benefits or potential benefits intended to be made available hereunder. Such determinations by the Committee shall be conclusive and binding on all persons for all purposes.

ARTICLE III

DEFINITIONS

 As used herein, the following terms shall have the following meanings:

(a) “Cause” shall (i) have the meaning provided in a Company or a Subsidiary employment agreement that is in effect and applicable to the Participant, or (ii) mean, if there is no such employment agreement or if such employment agreement contains no such term, unless the Committee determines otherwise, (A) conduct constituting embezzlement, material misappropriation or fraud, whether or not related to the Participant’s employment with the Company or a Subsidiary; (B) conduct constituting a felony, whether or not related to the Participant’s employment with the Company or a Subsidiary; (C) conduct constituting a financial crime, material act of dishonesty or material unethical business conduct, involving the Company or a Subsidiary; (D) willful unauthorized disclosure or use of Company or Subsidiary confidential information; (E) the failure to substantially obey a material lawful directive that is appropriate to the Participant’s position from a superior in his or her reporting line or the Board; (F) the failure or refusal to substantially perform the Participant’s material employment obligations (other than any such failure or refusal resulting from the Participant’s disability); (G) the willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, whether or not related to employment with the Company or a Subsidiary, after being instructed by the Company or a Subsidiary to cooperate; (H) the willful destruction of or failure to preserve documents or other material known to be relevant to any investigation referred to in subparagraph (G) above; or (I) the willful inducement of others to engage in the conduct described in subparagraphs (A) – (H).

(b) “Free Cash Flow” shall have the meaning set forth for such term in the Senior Executive STIP.

(c) “Good Reason” shall have the meaning assigned to such term in the Participant’s employment agreement with the Company or a Subsidiary.

(d) “Grant Date” shall mean the date identified as the Grant Date on the PRSU Certificate.

(e) “Operating Income” shall have the meaning set forth for such term in the Senior Executive STIP.

(f) “Participant” shall mean the employee named on the PRSU Certificate.

(g) “Performance Period” shall mean each of the full fiscal years of the Company starting after the Grant Date.

(h) “Permissible Payment Date” shall mean the first day of the seventh month following the Participant’s separation from service with the Company.

(i) “Plan” shall mean the Viacom Inc. 2006 Long-Term Management Incentive Plan, as amended and restated on April 12, 2007, December 2, 2008, and effective January 1, 2011, as the same may be further amended from time to time.

(j) “PRSUs” shall mean the contractual right granted to the Participant to receive shares of Class B Common Stock, subject to the terms and conditions set forth in this Certificate and the Plan.

(k) “Senior Executive STIP” means the Company’s Senior Executive Short-Term Incentive Plan (amended and restated on April 12, 2007, and as further amended and restated on December 2, 2008), or any successor plan thereto.

(l) “Year One”, “Year Two”, “Year Three” and “Year Four” mean, respectively, the first, second, third and fourth full fiscal years of the Company starting after the Grant Date.

ARTICLE IV

MISCELLANEOUS

Section 4.1        No Rights to Awards or Continued Employment.  Neither this Certificate, the Plan nor any action taken in accordance with such documents shall confer upon the Participant any right to be employed by or to continue in the employment of the Company or any Subsidiary, nor to be entitled to any remuneration or benefits not set forth in the Plan or this Certificate, including the right to receive any future awards under the Plan or any other plan of the Company or any Subsidiary or interfere with or limit the right of the Company or any Subsidiary to modify the terms of or terminate the Participant’s employment at any time for any reason.

Section 4.2        Restriction on Transfer.  The rights of the Participant with respect to the PRSUs shall not be transferable, except by will, the laws of descent and distribution or beneficiary designation; provided that the Committee may permit other transferability, subject to any conditions and limitations that it may, in its sole discretion, impose. During the Participant’s lifetime, the Participant’s rights with respect to any PRSUs may be exercised only by the Participant or by any transferee to whom the PRSUs has been transferred in accordance with the preceding sentence.

Section 4.3        Taxes.  The Company shall be entitled to withhold from any payment made to the Participant, a Participant’s estate or any permitted transferee or beneficiary an amount sufficient to satisfy any federal, state, local and/or other tax withholding requirement. The Company, in its discretion, may, as a condition to the settlement of the PRSUs, payment of the dividend equivalents or delivery of any shares of Class B Common Stock, require that an additional amount be paid in cash equal to the amount of any federal, state, local and/or other tax withholding requirement or, alternatively, satisfy such tax withholding requirement by withholding shares of Class B Common Stock subject to the applicable PRSUs and/or dividend equivalents.

Section 4.4        Stockholder Rights.  The grant of PRSUs under this Certificate shall not entitle the Participant or a Participant’s estate, any permitted transferee or beneficiary to any rights of a holder of shares of Class B Common Stock, other than when and until the Participant, the Participant’s estate, the permitted transferee or beneficiary is registered on the books and records of the Company as a stockholder and shares are delivered to such party upon settlement of the PRSUs or payment of the dividend equivalents. Unless otherwise determined by the Committee or specified herein, no adjustment shall be made for dividends or distributions or other rights in respect of any shares of Class B Common Stock for which the record date is prior to the date on which the Participant, a Participant’s estate or any permitted transferee or beneficiary shall become the holder of such shares of Class B Common Stock.

Section 4.5        No Restriction on Right of Company to Effect Corporate Changes.  Neither the Plan nor this Certificate shall affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Class B Common Stock or the rights thereof or which are convertible into or exchangeable for Class B Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

Section 4.6        Section 409A.  If any provision of this Certificate contravenes any regulations or Treasury guidance promulgated under Section 409A or could cause the Participant to be required to recognize income for United States federal income tax purposes with respect to any PRSUs before such PRSUs are settled or to be subject to any additional tax or interest under Section 409A, such provision of this Certificate may be modified to maintain, to the maximum extent practicable, the original intent of the applicable provision without the imposition of any additional tax or interest under Section 409A. Moreover, any discretionary authority that the Board or the Committee may have pursuant to this Certificate shall not be applicable to PRSUs that are subject to Section 409A to the extent such discretionary authority will contravene Section 409A.

Section 4.7        Amendment.  The Committee shall have broad authority to amend this Certificate without approval of the Participant to the extent necessary or desirable (i) to comply with, or take into account changes in, applicable tax laws, securities laws, accounting rules and other applicable laws, rules and regulations or (ii) to ensure that the Participant is not required to recognize income for United States federal income tax purposes with respect to any PRSUs before such PRSUs are settled and is not subject to additional tax and interest under Section 409A with respect to any PRSUs.

Section 4.8        Interpretation.    In the event of any conflict between the provisions of this Certificate (including the definitions set forth herein) and those of the Plan, the provisions of the Plan will control. Additionally, in the event of a conflict or ambiguity between the provisions of this Certificate and the provisions of any employment agreement that is in effect and applicable to the Participant with respect to the PRSUs, the provisions of such employment agreement shall be deemed controlling to the extent such provisions are consistent with the provisions of the Plan and are more favorable to the Participant than the provisions of this Certificate.

Section 4.9        Breach of Covenants.    In the event that the Committee makes a good faith determination that the Participant committed a material breach of the restrictive covenants relating to non-competition, non-solicitation, confidential information or proprietary property in any employment or other agreement applicable to the Participant during the Participant’s employment or the one year period after termination of the Participant’s employment with the Company or a Subsidiary for any reason, (i) the Participant shall be required to return the shares of Class B Common Stock received by him or her in settlement of the PRSUs and the cash payment of the dividend equivalents during the one year period prior to such breach or any time after such breach occurs, or, if the shares of Class B Common Stock received in settlement of the PRSUs within the one year period prior to such breach were sold by the Participant, return any proceeds realized on the sale of such shares of Class B Common Stock prior to such breach or any time after such breach occurs and (ii) any unvested PRSUs shall be forfeited.

Section 4.10      Repayments.    If following delivery of any shares of Class B Common Stock pursuant to this Certificate the Company’s financial statements restated, the Committee may require the Participant to return any amount he or she received to which he or she would not have been entitled based on such restated financial statements.

Section 4.11      Limited Purpose Accounts.  If the Participant is a Plan participant in the United States, the Company shall be entitled to access the information contained in the Participant’s individual limited purpose account maintained by the applicable plan administrator; provided, however, that the Company may not disclose individual account information to third parties (other than the plan administrator).

Section 4.12      Governmental Regulations.  The PRSUs shall be subject to all applicable rules and regulations of governmental or other authorities.

Section 4.13      Headings.  The headings of articles and sections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of this Certificate.

Section 4.14      Governing Law.  This Certificate and all rights hereunder shall be construed in accordance with and governed by the laws of the State of Delaware.